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                                    OMB Number:                     3235-0287
                                    Expires:                December 31, 2001

                    UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
FORM 4
/  /  Check box if no longer
      subject to Section 16.  Form 4
      or Form 5 obligations may
      continue.  See Instruction 1(b)

            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                      Section 17(a) of the Public Utility
                 Holding Company Act of 1935 or Section 30(f)
                    of the Investment Company Act of 1940


1.  Name and Address of Reporting Person*

    AFFYMAX N.V.
    (Last)                 (First)              (Middle)

    Glaxo Wellcome House, Berkeley Avenue
          (Street)

    Greenford, Middlesex, UB6 ONN, England
    (City)                 (State)                 (Zip)


2.  Issuer Name and Ticker or Trading Symbol

    Affymetrix, Inc. (AFFX)

3.  I.R.S. Identification Number of Reporting Person, if an entity
    (Voluntary)

    N/A

4.  Statement for Month/Year

    October 2000

5.  If Amendment, Date of Original (Month/Year)

    N/A

6.  Relationship of Reporting Person(s) to Issuer
    (Check all applicable)

          Director                        X  10% Owner
    -----                               -----
          Officer (give title below)          Other (specify below)
    -----                               -----


*If the Form is filled by more than one Reporting Person, see
 Instruction 4(b)(v).

7.  Individual or Joint/Group Filing (Check applicable line)
    X
    --------  Form filed by One Reporting Person

    --------  Form filed by more than one Reporting Person


           Table I     Non-Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned

1.  Title of Security (Instr. 3)

    Common Stock

2.  Transaction Date (Month/Day/Year)



3.  Transaction Code (Instr. 8)
    Code                       V



4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price



5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)

    6,692,214

6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    D

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

1.  Title of Security (Instr. 3)

    Common Stock


2.  Transaction Date (Month/Day/Year)



3.  Transaction Code (Instr. 8)
    Code                       V



4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price



5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)

    269,920

6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

    See (1)

1.  Title of Security (Instr. 3)

    Common Stock


2.  Transaction Date (Month/Day/Year)

    10/26/00

3.  Transaction Code (Instr. 8)
    Code                       V



4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    See Annex I

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)



7.  Nature of Indirect Beneficial Ownership (Instr. 4)

1.  Title of Security (Instr. 3)

    Common Stock


2.  Transaction Date (Month/Day/Year)

    10/27/00

3.  Transaction Code (Instr. 8)
    Code                       V



4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    See Annex I

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)



7.  Nature of Indirect Beneficial Ownership (Instr. 4)

1.  Title of Security (Instr. 3)

    Common Stock


2.  Transaction Date (Month/Day/Year)

    10/30/00

3.  Transaction Code (Instr. 8)
    Code                       V



4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    See Annex I

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)



7.  Nature of Indirect Beneficial Ownership (Instr. 4)

1.  Title of Security (Instr. 3)

    Common Stock


2.  Transaction Date (Month/Day/Year)

    10/31/00

3.  Transaction Code (Instr. 8)
    Code                       V



4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    See Annex I

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)



7.  Nature of Indirect Beneficial Ownership (Instr. 4)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


           Table II -- Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned
                       (e.g., puts, calls, warrants, options,
                       convertible securities)

1.  Title of Derivative Security (Instr. 3)


2.  Conversion or Exercise Price of Derivative Security


3.  Transaction Date (Month/Day/Year)

4.  Transaction Code (Instr. 8)
    Code                       V


5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5)


6.  Date Exercisable and Expiration Date
    (Month/Day/Year)

    Date Exercisable
    Expiration Date


7.  Title and Amount of Underlying Securities
    (Instr. 3 and 4)

    Title
    Amount or Number of Shares


8.  Price of Derivative Security (Instr. 5)


9.  Number of Derivative Securities Beneficially Owned at End of Month
    (Instr. 4)


10.  Ownership Form of Derivative Security:
     Direct (D) or Indirect (I) (Instr. 4)


11.  Nature of Indirect Beneficial Ownership
     (Instr. 4)


Explanation of Responses:

(1) These securities are owned of record by Affymax Technologies N.V., which is a wholly-owned subsidiary of the Reporting Person.

Pursuant to Rule 16a-1(a)(4) promulgated under the Securities Exchange Act of 1934, as amended, the Reporting Persons herein states that this filing shall not be deemed an admission that he or it is the beneficial owner of any of the securities covered by this Statement.

    AFFYMAX N.V                              November 9, 2000
                                             --------------------
                                                    Date
    By: /s/ V.A. Llewellyn
        -------------------------
        Name:  V.A.Llewellyn
        Title:  Company Secretary

    **Signature of Reporting Person



*** Intentional misstatements or omissions of facts constitute
    Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

       Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                               ANNEX I

1.  Title of Security (Instr. 3)

    Common Stock


2.  Transaction Date (Month/Day/Year)

    10/26/00

3.  Transaction Code (Instr. 8)
    Code                       V

    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    25000              D                    61.8750

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    D

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

1.  Title of Security (Instr. 3)


    Common Stock


2.  Transaction Date (Month/Day/Year)

    10/26/00

3.  Transaction Code (Instr. 8)
    Code                       V

    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    35000              D                    62.00

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    D

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

1.  Title of Security (Instr. 3)



    Common Stock


2.  Transaction Date (Month/Day/Year)

    10/26/00

3.  Transaction Code (Instr. 8)
    Code                       V

    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    50000              D                    62.06250

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    D

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

1.  Title of Security (Instr. 3)



    Common Stock


2.  Transaction Date (Month/Day/Year)

    10/26/00

3.  Transaction Code (Instr. 8)
    Code                       V

    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    25000              D                    62.1250

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    D

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

1.  Title of Security (Instr. 3)



    Common Stock


2.  Transaction Date (Month/Day/Year)

    10/26/00

3.  Transaction Code (Instr. 8)
    Code                       V

    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    25000              D                    62.250

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    D

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

1.  Title of Security (Instr. 3)



    Common Stock


2.  Transaction Date (Month/Day/Year)

    10/26/00

3.  Transaction Code (Instr. 8)
    Code                       V

    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    50000              D                    62.50

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    D

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

1.  Title of Security (Instr. 3)



    Common Stock


2.  Transaction Date (Month/Day/Year)

    10/26/00

3.  Transaction Code (Instr. 8)
    Code                       V

    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    125000             D                    62.6250

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    D

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

1.  Title of Security (Instr. 3)



    Common Stock


2.  Transaction Date (Month/Day/Year)

    10/26/00

3.  Transaction Code (Instr. 8)
    Code                       V

    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    150000              D                   62.68750

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    D

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

1.  Title of Security (Instr. 3)



    Common Stock


2.  Transaction Date (Month/Day/Year)

    10/26/00

3.  Transaction Code (Instr. 8)
    Code                       V

    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    115000              D                   62.8750

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    D

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

1.  Title of Security (Instr. 3)



    Common Stock


2.  Transaction Date (Month/Day/Year)

    10/26/00

3.  Transaction Code (Instr. 8)
    Code                       V

    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    10000              D                    63.250

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    D

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

1.  Title of Security (Instr. 3)



    Common Stock


2.  Transaction Date (Month/Day/Year)

    10/26/00

3.  Transaction Code (Instr. 8)
    Code                       V

    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    25000              D                    63.68750

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    D

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

1.  Title of Security (Instr. 3)



    Common Stock


2.  Transaction Date (Month/Day/Year)

    10/26/00

3.  Transaction Code (Instr. 8)
    Code                       V

    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    25000              D                    63.8750

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    D

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

1.  Title of Security (Instr. 3)



    Common Stock


2.  Transaction Date (Month/Day/Year)

   10/26/00

3.  Transaction Code (Instr. 8)
    Code                       V

    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    10000              D                    64.250

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    D

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

1.  Title of Security (Instr. 3)



    Common Stock


2.  Transaction Date (Month/Day/Year)

    10/26/00

3.  Transaction Code (Instr. 8)
    Code                       V

    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    25000              D                    64.750

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    D

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

1.  Title of Security (Instr. 3)



    Common Stock


2.  Transaction Date (Month/Day/Year)

    10/26/00

3.  Transaction Code (Instr. 8)
    Code                       V

    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    60000              D                    65.50

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    D

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

1.  Title of Security (Instr. 3)



    Common Stock


2.  Transaction Date (Month/Day/Year)

    10/26/00

3.  Transaction Code (Instr. 8)
    Code                       V

    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    25000              D                    66.1250

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    D

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

1.  Title of Security (Instr. 3)



    Common Stock


2.  Transaction Date (Month/Day/Year)

    10/26/00

3.  Transaction Code (Instr. 8)
    Code                       V

    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    10000              D                    66.750

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    D

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

1.  Title of Security (Instr. 3)


    Common Stock


2.  Transaction Date (Month/Day/Year)

    10/26/00


3.  Transaction Code (Instr. 8)
    Code                       V

    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    10000              D                    67.50

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    D

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

1.  Title of Security (Instr. 3)


    Common Stock


2.  Transaction Date (Month/Day/Year)

    10/27/00

3.  Transaction Code (Instr. 8)
    Code                       V

    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    75000              D                    62.50

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    D

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

1.  Title of Security (Instr. 3)


    Common Stock


2.  Transaction Date (Month/Day/Year)

    10/27/00

3.  Transaction Code (Instr. 8)
    Code                       V

    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    25000              D                    62.750

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    D

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

1.  Title of Security (Instr. 3)


    Common Stock


2.  Transaction Date (Month/Day/Year)

    10/27/00


3.  Transaction Code (Instr. 8)
    Code                       V

    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    25000              D                    63.00

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    D

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

1.  Title of Security (Instr. 3)


    Common Stock


2.  Transaction Date (Month/Day/Year)

    10/30/00

3.  Transaction Code (Instr. 8)
    Code                       V

    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    30000              D                    60.93750

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    D

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

1.  Title of Security (Instr. 3)


    Common Stock


2.  Transaction Date (Month/Day/Year)

    10/30/00

3.  Transaction Code (Instr. 8)
    Code                       V

    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    25000              D                    61.750

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    D

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

1.  Title of Security (Instr. 3)


    Common Stock


2.  Transaction Date (Month/Day/Year)

    10/30/00


3.  Transaction Code (Instr. 8)
    Code                       V

    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    10000              D                    61.8750

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    D

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

1.  Title of Security (Instr. 3)


    Common Stock


2.  Transaction Date (Month/Day/Year)

    10/30/00


3.  Transaction Code (Instr. 8)
    Code                       V

    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    10000              D                    62.00

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    D

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

1.  Title of Security (Instr. 3)


    Common Stock


2.  Transaction Date (Month/Day/Year)

    10/30/00

3.  Transaction Code (Instr. 8)
    Code                       V

    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    20000              D                    62.1250

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    D

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

1.  Title of Security (Instr. 3)


    Common Stock


2.  Transaction Date (Month/Day/Year)

    10/30/00

3.  Transaction Code (Instr. 8)
    Code                       V

    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    10000              D                    62.250

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    D

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

1.  Title of Security (Instr. 3)


    Common Stock


2.  Transaction Date (Month/Day/Year)

    10/31/00

3.  Transaction Code (Instr. 8)
    Code                       V

    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    50000              D                    60.00

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    D

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

1.  Title of Security (Instr. 3)


    Common Stock


2.  Transaction Date (Month/Day/Year)

    10/31/00

3.  Transaction Code (Instr. 8)
    Code                       V

    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    10000              D                    60.1250

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    D

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

1.  Title of Security (Instr. 3)


    Common Stock


2.  Transaction Date (Month/Day/Year)

    10/31/00

3.  Transaction Code (Instr. 8)
    Code                       V

    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    10000              D                    60.250

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    D

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

1.  Title of Security (Instr. 3)


    Common Stock


2.  Transaction Date (Month/Day/Year)

    10/31/00

3.  Transaction Code (Instr. 8)
    Code                       V

    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    10000              D                    60.31250

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    D

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

1.  Title of Security (Instr. 3)


    Common Stock


2.  Transaction Date (Month/Day/Year)

    10/31/00

3.  Transaction Code (Instr. 8)
    Code                       V

    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    10000              D                    62.1250

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    D

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

1.  Title of Security (Instr. 3)


    Common Stock


2.  Transaction Date (Month/Day/Year)

    10/31/00

3.  Transaction Code (Instr. 8)
    Code                       V

    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    10000              D                    62.250

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    D

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

1.  Title of Security (Instr. 3)


    Common Stock


2.  Transaction Date (Month/Day/Year)

    10/31/00

3.  Transaction Code (Instr. 8)
    Code                       V

    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    50000              D                    62.8750

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    D

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

1.  Title of Security (Instr. 3)


    Common Stock


2.  Transaction Date (Month/Day/Year)

    10/31/00

3.  Transaction Code (Instr. 8)
    Code                       V

    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    25000              D                    63.00

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    D

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

1.  Title of Security (Instr. 3)


    Common Stock


2.  Transaction Date (Month/Day/Year)

    10/31/00

3.  Transaction Code (Instr. 8)
    Code                       V

    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    25000              D                    63.06250

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    D

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

                                                  OMB APPROVAL

                                    OMB Number:                     3235-0287
                                    Expires:                December 31, 2001

                    UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
FORM 4
/  /  Check box if no longer
      subject to Section 16.  Form 4
      or Form 5 obligations may
      continue.  See Instruction 1(b)

            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                      Section 17(a) of the Public Utility
                 Holding Company Act of 1935 or Section 30(f)
                    of the Investment Company Act of 1940


1.  Name and Address of Reporting Person*

    GLAXO VENTURE LIMITED
    (Last)                 (First)              (Middle)

    Glaxo Wellcome House, Berkeley Avenue
          (Street)

    Greenford, Middlesex, UB6 ONN, England
    (City)                 (State)                 (Zip)


2.  Issuer Name and Ticker or Trading Symbol

    AFFYMETRIX, INC. (AFFX)

3.  I.R.S. Identification Number of Reporting Person, if an entity
    (Voluntary)

    N/A

4.  Statement for Month/Year

    October 2000

5.  If Amendment, Date of Original (Month/Year)

    N/A

6.  Relationship of Reporting Person(s) to Issuer
    (Check all applicable)

          Director                        X  10% Owner
    -----                               -----
          Officer (give title below)          Other (specify below)
    -----                               -----


*If the Form is filled by more than one Reporting Person, see Instruction
4(b)(v).

7.  Individual or Joint/Group Filing (Check applicable line)
    X
    --------  Form filed by One Reporting Person

    --------  Form filed by more than one Reporting Person


           Table I     Non-Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned

1.  Title of Security (Instr. 3)

    Common Stock

2.  Transaction Date (Month/Day/Year)



3.  Transaction Code (Instr. 8)
    Code                       V



4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price



5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)

    6,962,134

6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

    See (2)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

1.  Title of Security (Instr. 3)

    Common Stock

2.  Transaction Date (Month/Day/Year)

    10/26/00

3.  Transaction Code (Instr. 8)
    Code                       V



4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    See Annex I

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)



7.  Nature of Indirect Beneficial Ownership (Instr. 4)



Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

1.  Title of Security (Instr. 3)

    Common Stock

2.  Transaction Date (Month/Day/Year)

    10/27/00

3.  Transaction Code (Instr. 8)
    Code                       V



4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    See Annex I

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)



7.  Nature of Indirect Beneficial Ownership (Instr. 4)



Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

1.  Title of Security (Instr. 3)

    Common Stock

2.  Transaction Date (Month/Day/Year)

    10/30/00

3.  Transaction Code (Instr. 8)
    Code                       V



4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    See Annex I

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)



7.  Nature of Indirect Beneficial Ownership (Instr. 4)



Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

1.  Title of Security (Instr. 3)

    Common Stock

2.  Transaction Date (Month/Day/Year)

    10/31/00

3.  Transaction Code (Instr. 8)
    Code                       V



4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    See Annex I

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)



7.  Nature of Indirect Beneficial Ownership (Instr. 4)



Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.



           Table II -- Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned
                       (e.g., puts, calls, warrants, options,
                       convertible securities)

1.  Title of Derivative Security (Instr. 3)


2.  Conversion or Exercise Price of Derivative Security


3.  Transaction Date (Month/Day/Year)

4.  Transaction Code (Instr. 8)
    Code                       V


5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5)


6.  Date Exercisable and Expiration Date
    (Month/Day/Year)

    Date Exercisable
    Expiration Date


7.  Title and Amount of Underlying Securities
    (Instr. 3 and 4)

    Title
    Amount or Number of Shares


8.  Price of Derivative Security (Instr. 5)


9.  Number of Derivative Securities Beneficially Owned at End of Month
    (Instr. 4)


10.  Ownership Form of Derivative Security:
     Direct (D) or Indirect (I) (Instr. 4)


11.  Nature of Indirect Beneficial Ownership
     (Instr. 4)


Explanation of Responses:

(1) As the parent company of Affymax N.V., which is the parent company of Affymax Technologies N.V., the Reporting Person may be deemed, for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the "Act"), to be the beneficial owner of Common Stock held of record by Affymax N.V. and Affymax Technologies N.V. Accordingly, the
     Reporting Person may be deemed to be a "10 percent beneficial owner" for purposes of Section 16 of the Act.

(2) 6,692,214 shares are owned of record by Affymax N.V., which is a wholly-owend subsidiary of the Reporting Person. 269,920 shares are owned of record by Affymax Technologies N.V., which is a wholly-owned subsidiary of Affymax N.V.

(3) At the time of disposition, these shares were held of record by Affymax N.V., which is a wholly-owned subsidiary of the Reporting Person.

Pursuant to Rule 16a-1(a)(4) promulgated under the Securities Exchange Act of 1934, as amended, the Reporting Persons herein states that this filing shall not be deemed an admission that he or it is the beneficial owner of any of the securities covered by this Statement.

    GLAXO VENTURE LIMITED                      November 9, 2000
                                             --------------------
                                                    Date
    By: /s/ S.J. Cowden
        -------------------------
        Name:  S.J. Cowden
        Title:  Secretary

    **Signature of Reporting Person



*** Intentional misstatements or omissions of facts constitute
    Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

       Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                  Annex I

1.  Title of Security (Instr. 3)

    Common Stock

2.  Transaction Date (Month/Day/Year)

    10/26

3.  Transaction Code (Instr. 8)
    Code                       V
    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    25000                     D             61.8750

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

    See (3)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

1.  Title of Security (Instr. 3)

    Common Stock

2.  Transaction Date (Month/Day/Year)

    10/26

3.  Transaction Code (Instr. 8)
    Code                       V
    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    35000                     D             62.00

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

    See (3)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

1.  Title of Security (Instr. 3)

    Common Stock

2.  Transaction Date (Month/Day/Year)

    10/26

3.  Transaction Code (Instr. 8)
    Code                       V
    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    50000                      D             62.06250

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

    See (3)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

1.  Title of Security (Instr. 3)

    Common Stock

2.  Transaction Date (Month/Day/Year)

    10/26

3.  Transaction Code (Instr. 8)
    Code                       V
    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    25000                     D             62.1250

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

    See (3)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

1.  Title of Security (Instr. 3)

    Common Stock

2.  Transaction Date (Month/Day/Year)

    10/26

3.  Transaction Code (Instr. 8)
    Code                       V
    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    25000                     D             62.250

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

    See (3)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

1.  Title of Security (Instr. 3)

    Common Stock

2.  Transaction Date (Month/Day/Year)

    10/26

3.  Transaction Code (Instr. 8)
    Code                       V
    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    50000                     D             62.50

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

    See (3)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

1.  Title of Security (Instr. 3)

    Common Stock

2.  Transaction Date (Month/Day/Year)

    10/26

3.  Transaction Code (Instr. 8)
    Code                       V
    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    125000                    D             62.6250

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

    See (3)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

1.  Title of Security (Instr. 3)

    Common Stock

2.  Transaction Date (Month/Day/Year)

    10/26

3.  Transaction Code (Instr. 8)
    Code                       V
    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    150000                    D             62.68750

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

    See (3)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

1.  Title of Security (Instr. 3)

    Common Stock

2.  Transaction Date (Month/Day/Year)

    10/26

3.  Transaction Code (Instr. 8)
    Code                       V
    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    115000                    D             62.8750

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

    See (3)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

1.  Title of Security (Instr. 3)

    Common Stock

2.  Transaction Date (Month/Day/Year)

    10/26

3.  Transaction Code (Instr. 8)
    Code                       V
    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    10000                     D             63.250

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

    See (3)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

1.  Title of Security (Instr. 3)

    Common Stock

2.  Transaction Date (Month/Day/Year)

    10/26

3.  Transaction Code (Instr. 8)
    Code                       V
    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    25000                     D             63.68750

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

    See (3)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

1.  Title of Security (Instr. 3)

    Common Stock

2.  Transaction Date (Month/Day/Year)

    10/26

3.  Transaction Code (Instr. 8)
    Code                       V
    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    25000                      D             63.8750

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

    See (3)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

1.  Title of Security (Instr. 3)

    Common Stock

2.  Transaction Date (Month/Day/Year)

    10/26

3.  Transaction Code (Instr. 8)
    Code                       V
    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    10000                     D             64.250

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

    See (3)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

1.  Title of Security (Instr. 3)

    Common Stock

2.  Transaction Date (Month/Day/Year)

    10/26

3.  Transaction Code (Instr. 8)
    Code                       V
    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    25000                      D             64.750

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

    See (3)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

1.  Title of Security (Instr. 3)

    Common Stock

2.  Transaction Date (Month/Day/Year)

    10/26

3.  Transaction Code (Instr. 8)
    Code                       V
    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    60000                     D             65.50

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

    See (3)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

1.  Title of Security (Instr. 3)

    Common Stock

2.  Transaction Date (Month/Day/Year)

    10/26

3.  Transaction Code (Instr. 8)
    Code                       V
    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    25000                     D             66.1250

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

    See (3)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

1.  Title of Security (Instr. 3)

    Common Stock

2.  Transaction Date (Month/Day/Year)

    10/26

3.  Transaction Code (Instr. 8)
    Code                       V
    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    10000                     D             66.750

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

    See (3)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

1.  Title of Security (Instr. 3)

    Common Stock

2.  Transaction Date (Month/Day/Year)

    10/26

3.  Transaction Code (Instr. 8)
    Code                       V
    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    10000                     D             67.50

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

    See (3)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

1.  Title of Security (Instr. 3)

    Common Stock

2.  Transaction Date (Month/Day/Year)

    10/27

3.  Transaction Code (Instr. 8)
    Code                       V
    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    75000                     D             62.50

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

    See (3)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

1.  Title of Security (Instr. 3)

    Common Stock

2.  Transaction Date (Month/Day/Year)

    10/27

3.  Transaction Code (Instr. 8)
    Code                       V
    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    25000                     D             62.750

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

    See (3)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

1.  Title of Security (Instr. 3)

    Common Stock

2.  Transaction Date (Month/Day/Year)

    10/27

3.  Transaction Code (Instr. 8)
    Code                       V
    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    25000                     D             63.00

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

    See (3)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

1.  Title of Security (Instr. 3)

    Common Stock

2.  Transaction Date (Month/Day/Year)

    10/30

3.  Transaction Code (Instr. 8)
    Code                       V
    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    30000                     D             60.93750

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

    See (3)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

1.  Title of Security (Instr. 3)

    Common Stock

2.  Transaction Date (Month/Day/Year)

    10/30

3.  Transaction Code (Instr. 8)
    Code                       V
    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    25000                     D             61.750

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

    See (3)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

1.  Title of Security (Instr. 3)

    Common Stock

2.  Transaction Date (Month/Day/Year)

    10/30

3.  Transaction Code (Instr. 8)
    Code                       V
    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    10000                     D             61.8750

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

    See (3)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

1.  Title of Security (Instr. 3)

    Common Stock

2.  Transaction Date (Month/Day/Year)

    10/30

3.  Transaction Code (Instr. 8)
    Code                       V
    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    10000                     D             62.00

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

    See (3)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

1.  Title of Security (Instr. 3)

    Common Stock

2.  Transaction Date (Month/Day/Year)

    10/30

3.  Transaction Code (Instr. 8)
    Code                       V
    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    20000                     D             62.1250

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

    See (3)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

1.  Title of Security (Instr. 3)

    Common Stock

2.  Transaction Date (Month/Day/Year)

    10/30

3.  Transaction Code (Instr. 8)
    Code                       V
    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    10000                     D             62.250

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

    See (3)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

1.  Title of Security (Instr. 3)

    Common Stock

2.  Transaction Date (Month/Day/Year)

    10/31

3.  Transaction Code (Instr. 8)
    Code                       V
    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    50000                      D             60.00

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

    See (3)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

1.  Title of Security (Instr. 3)

    Common Stock

2.  Transaction Date (Month/Day/Year)

    10/31

3.  Transaction Code (Instr. 8)
    Code                       V
    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    10000                     D             60.1250

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

    See (3)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

1.  Title of Security (Instr. 3)

    Common Stock

2.  Transaction Date (Month/Day/Year)

    10/31

3.  Transaction Code (Instr. 8)
    Code                       V
    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    10000                     D             60.250

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

    See (3)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

1.  Title of Security (Instr. 3)

    Common Stock

2.  Transaction Date (Month/Day/Year)

    10/31

3.  Transaction Code (Instr. 8)
    Code                       V
    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    10000                     D             60.31250

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

    See (3)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

1.  Title of Security (Instr. 3)

    Common Stock

2.  Transaction Date (Month/Day/Year)

    10/31

3.  Transaction Code (Instr. 8)
    Code                       V
    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    10000                     D             62.1250

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

    See (3)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

1.  Title of Security (Instr. 3)

    Common Stock

2.  Transaction Date (Month/Day/Year)

    10/31

3.  Transaction Code (Instr. 8)
    Code                       V
    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    10000                     D             62.250

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

    See (3)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

1.  Title of Security (Instr. 3)

    Common Stock

2.  Transaction Date (Month/Day/Year)

    10/31

3.  Transaction Code (Instr. 8)
    Code                       V
    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    50000                     D             62.8750

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

    See (3)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

1.  Title of Security (Instr. 3)

    Common Stock

2.  Transaction Date (Month/Day/Year)

    10/31

3.  Transaction Code (Instr. 8)
    Code                       V
    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    25000                     D             63.00

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

    See (3)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

1.  Title of Security (Instr. 3)

    Common Stock

2.  Transaction Date (Month/Day/Year)

    10/31

3.  Transaction Code (Instr. 8)
    Code                       V
    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    25000                     D             63.06250

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

    See (3)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                                                  OMB APPROVAL

                                    OMB Number:                     3235-0287
                                    Expires:                December 31, 2001

                    UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
FORM 4
/  /  Check box if no longer
      subject to Section 16.  Form 4
      or Form 5 obligations may
      continue.  See Instruction 1(b)

            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                      Section 17(a) of the Public Utility
                 Holding Company Act of 1935 or Section 30(f)
                    of the Investment Company Act of 1940


1.  Name and Address of Reporting Person*

    GLAXO GROUP LIMITED
    (Last)                 (First)              (Middle)

    Glaxo Wellcome House, Berkeley Avenue
          (Street)

    Greenford, Middlesex, UB6 ONN, England
    (City)                 (State)                 (Zip)


2.  Issuer Name and Ticker or Trading Symbol

    AFFYMETRIX, INC. (AFFX)

3.  I.R.S. Identification Number of Reporting Person, if an entity
    (Voluntary)

    N/A

4.  Statement for Month/Year

    October 2000

5.  If Amendment, Date of Original (Month/Year)

    N/A

6.  Relationship of Reporting Person(s) to Issuer
    (Check all applicable)

          Director                        X  10% Owner
    -----                               -----
          Officer (give title below)          Other (specify below)
    -----                               -----


*If the Form is filled by more than one Reporting Person, see Instruction
4(b)(v).

7.  Individual or Joint/Group Filing (Check applicable line)
    X
    --------  Form filed by One Reporting Person

    --------  Form filed by more than one Reporting Person


           Table I     Non-Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned

1.  Title of Security (Instr. 3)

    Common Stock

2.  Transaction Date (Month/Day/Year)



3.  Transaction Code (Instr. 8)
    Code                       V



4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price



5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)

    6,962,134

6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

    See (2)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

1.  Title of Security (Instr. 3)

    Common Stock

2.  Transaction Date (Month/Day/Year)



3.  Transaction Code (Instr. 8)
    Code                       V



4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price



5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)

    2,514,458

6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

    See (3)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

1.  Title of Security (Instr. 3)

    Common Stock

2.  Transaction Date (Month/Day/Year)

    10/26/00

3.  Transaction Code (Instr. 8)
    Code                       V



4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    See Annex I

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)



7.  Nature of Indirect Beneficial Ownership (Instr. 4)



Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

1.  Title of Security (Instr. 3)

    Common Stock

2.  Transaction Date (Month/Day/Year)

    10/27/00

3.  Transaction Code (Instr. 8)
    Code                       V



4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    See Annex I

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)



7.  Nature of Indirect Beneficial Ownership (Instr. 4)



Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

1.  Title of Security (Instr. 3)

    Common Stock

2.  Transaction Date (Month/Day/Year)

    10/30/00

3.  Transaction Code (Instr. 8)
    Code                       V



4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    See Annex I

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)



7.  Nature of Indirect Beneficial Ownership (Instr. 4)



Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

1.  Title of Security (Instr. 3)

    Common Stock

2.  Transaction Date (Month/Day/Year)

    10/31/00

3.  Transaction Code (Instr. 8)
    Code                       V



4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    See Annex I

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)



7.  Nature of Indirect Beneficial Ownership (Instr. 4)



Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.



           Table II -- Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned
                       (e.g., puts, calls, warrants, options,
                       convertible securities)

1.  Title of Derivative Security (Instr. 3)


2.  Conversion or Exercise Price of Derivative Security


3.  Transaction Date (Month/Day/Year)

4.  Transaction Code (Instr. 8)
    Code                       V


5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5)


6.  Date Exercisable and Expiration Date
    (Month/Day/Year)

    Date Exercisable
    Expiration Date


7.  Title and Amount of Underlying Securities
    (Instr. 3 and 4)

    Title
    Amount or Number of Shares


8.  Price of Derivative Security (Instr. 5)


9.  Number of Derivative Securities Beneficially Owned at End of Month
    (Instr. 4)


10.  Ownership Form of Derivative Security:
     Direct (D) or Indirect (I) (Instr. 4)


11.  Nature of Indirect Beneficial Ownership
     (Instr. 4)


Explanation of Responses:

(1) As the parent company of Glaxo Venture Limited, which is an indirect
     16.66% owner of Glaxo Wellcome Americas Inc. and as the parent company of Affymax N.V., which is the parent of Affymax Technologies N.V., the Reporting Person may be deemed, for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the "Act"), to be the beneficial owner of Common Stock held of record by each of Affymax N.V., Affymax Technologies N.V. and Glaxo Wellcome Americas Inc. and, therefore, may be deemed to be a "10 percent beneficial owner" for purposes of
     Section 16 of the Act.

(2) 6,692,214 shares are owned of record by Affimax N.V., which is a wholly-owned subsidiary of Glaxo Venture Limited, which is a wholly-owned subsidiary of the Reporting Person; 269,920 shares are owned of record by Affymax Technologies N.V., which is a wholly-owned subsidiary of Affymax N.V.

(3) These securities are owned of record by Glaxo Wellcome Americas, Inc., which is a wholly-owned subsidiary of Glaxo Wellcome International, which is a wholly-owned subsidiary of Glaxo Wellcome Investments B.V., which is a wholly-owned subsidiary of Glaxo Wellcome International B.V., which is a wholly-owned subsidiary of Glaxo Wellcome Holdings Limited, of which the Reporting Person is a 16.66% owner. The Reporting Person disclaims beneficial ownership of the reported securities except to the extent of such Reporting Person's pecuniary interest.

(4) At the time of disposition, these shares were held of record by Affymax N.V. which is a wholly-owned subsidiary of Glaxo Venture Limited, which is a wholly-owned subsidiary of the Reporting Person.

Pursuant to Rule 16a-1(a)(4) promulgated under the Securities Exchange Act of 1934, as amended, the Reporting Persons herein states that this filing shall not be deemed an admission that he or it is the beneficial owner of any of the securities covered by this Statement.

    GLAXO GROUP LIMITED                        November 9, 2000
                                             --------------------
                                                    Date
    By: /s/ S.J. Cowden
        -------------------------
        Name:  S.J. Cowden
        Title:  Secretary

    **Signature of Reporting Person



*** Intentional misstatements or omissions of facts constitute
    Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

       Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                  Annex I

1.  Title of Security (Instr. 3)

    Common Stock

2.  Transaction Date (Month/Day/Year)

    10/26

3.  Transaction Code (Instr. 8)
    Code                       V
    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    25000                      D             61.8750

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

    See (4)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

1.  Title of Security (Instr. 3)

    Common Stock

2.  Transaction Date (Month/Day/Year)

    10/26

3.  Transaction Code (Instr. 8)
    Code                       V
    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    35000                      D             62.00

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

    See (4)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

1.  Title of Security (Instr. 3)

    Common Stock

2.  Transaction Date (Month/Day/Year)

    10/26

3.  Transaction Code (Instr. 8)
    Code                       V
    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    50000                     D             62.06250

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

    See (4)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

1.  Title of Security (Instr. 3)

    Common Stock

2.  Transaction Date (Month/Day/Year)

    10/26

3.  Transaction Code (Instr. 8)
    Code                       V
    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    25000                     D             62.1250

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)

    I

6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

    See (4)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

1.  Title of Security (Instr. 3)

    Common Stock

2.  Transaction Date (Month/Day/Year)

    10/26

3.  Transaction Code (Instr. 8)
    Code                       V
    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    25000                     D             62.250

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

    See (4)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

1.  Title of Security (Instr. 3)

    Common Stock

2.  Transaction Date (Month/Day/Year)

    10/26

3.  Transaction Code (Instr. 8)
    Code                       V
    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    50000                     D             62.50

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

    See (4)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

1.  Title of Security (Instr. 3)

    Common Stock

2.  Transaction Date (Month/Day/Year)

    10/26

3.  Transaction Code (Instr. 8)
    Code                       V
    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    125000                     D             62.6250

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

    See (4)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

1.  Title of Security (Instr. 3)

    Common Stock

2.  Transaction Date (Month/Day/Year)

    10/26

3.  Transaction Code (Instr. 8)
    Code                       V
    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    150000                    D             62.68750

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

    See (4)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

1.  Title of Security (Instr. 3)

    Common Stock

2.  Transaction Date (Month/Day/Year)

    10/26

3.  Transaction Code (Instr. 8)
    Code                       V
    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    115000                    D             62.8750

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

    See (4)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

1.  Title of Security (Instr. 3)

    Common Stock

2.  Transaction Date (Month/Day/Year)

    10/26

3.  Transaction Code (Instr. 8)
    Code                       V
    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    10000                     D             63.250

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

    See (4)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

1.  Title of Security (Instr. 3)

    Common Stock

2.  Transaction Date (Month/Day/Year)

    10/26

3.  Transaction Code (Instr. 8)
    Code                       V
    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    25000                     D             63.68750

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

    See (4)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

1.  Title of Security (Instr. 3)

    Common Stock

2.  Transaction Date (Month/Day/Year)

    10/26

3.  Transaction Code (Instr. 8)
    Code                       V
    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    25000                      D             63.8750

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

    See (4)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

1.  Title of Security (Instr. 3)

    Common Stock

2.  Transaction Date (Month/Day/Year)

    10/26

3.  Transaction Code (Instr. 8)
    Code                       V
    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    10000                     D             64.250

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

    See (4)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

1.  Title of Security (Instr. 3)

    Common Stock

2.  Transaction Date (Month/Day/Year)

    10/26

3.  Transaction Code (Instr. 8)
    Code                       V
    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    25000                      D             64.750

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

    See (4)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

1.  Title of Security (Instr. 3)

    Common Stock

2.  Transaction Date (Month/Day/Year)

    10/26

3.  Transaction Code (Instr. 8)
    Code                       V
    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    60000                     D             65.50

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

    See (4)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

1.  Title of Security (Instr. 3)

    Common Stock

2.  Transaction Date (Month/Day/Year)

    10/26

3.  Transaction Code (Instr. 8)
    Code                       V
    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    25000                     D             66.1250

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

    See (4)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

1.  Title of Security (Instr. 3)

    Common Stock

2.  Transaction Date (Month/Day/Year)

    10/26

3.  Transaction Code (Instr. 8)
    Code                       V
    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    10000                     D             66.750

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

    See (4)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

1.  Title of Security (Instr. 3)

    Common Stock

2.  Transaction Date (Month/Day/Year)

    10/26

3.  Transaction Code (Instr. 8)
    Code                       V
    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    10000                     D             67.50

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

    See (4)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

1.  Title of Security (Instr. 3)

    Common Stock

2.  Transaction Date (Month/Day/Year)

    10/27

3.  Transaction Code (Instr. 8)
    Code                       V
    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    75000                     D             62.50

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

    See (4)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

1.  Title of Security (Instr. 3)

    Common Stock

2.  Transaction Date (Month/Day/Year)

    10/27

3.  Transaction Code (Instr. 8)
    Code                       V
    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    25000                     D             62.750

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

    See (4)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

1.  Title of Security (Instr. 3)

    Common Stock

2.  Transaction Date (Month/Day/Year)

    10/27

3.  Transaction Code (Instr. 8)
    Code                       V
    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    25000                     D             63.00

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

    See (4)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

1.  Title of Security (Instr. 3)
    10/30
    Common Stock

2.  Transaction Date (Month/Day/Year)

    10/27

3.  Transaction Code (Instr. 8)
    Code                       V
    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    30000                     D             60.93750

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

    See (4)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

1.  Title of Security (Instr. 3)

    Common Stock

2.  Transaction Date (Month/Day/Year)

    10/30

3.  Transaction Code (Instr. 8)
    Code                       V
    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    25000                     D             61.750

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

    See (4)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

1.  Title of Security (Instr. 3)

    Common Stock

2.  Transaction Date (Month/Day/Year)

    10/30

3.  Transaction Code (Instr. 8)
    Code                       V
    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    10000                     D             61.8750

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

    See (4)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

1.  Title of Security (Instr. 3)

    Common Stock

2.  Transaction Date (Month/Day/Year)

    10/30

3.  Transaction Code (Instr. 8)
    Code                       V
    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    10000                     D             62.00

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

    See (4)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

1.  Title of Security (Instr. 3)

    Common Stock

2.  Transaction Date (Month/Day/Year)

    10/30

3.  Transaction Code (Instr. 8)
    Code                       V
    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    20000                     D             62.1250

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

    See (4)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

1.  Title of Security (Instr. 3)

    Common Stock

2.  Transaction Date (Month/Day/Year)

    10/30

3.  Transaction Code (Instr. 8)
    Code                       V
    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    10000                     D             62.250

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

    See (4)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

1.  Title of Security (Instr. 3)

    Common Stock

2.  Transaction Date (Month/Day/Year)

    10/31

3.  Transaction Code (Instr. 8)
    Code                       V
    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    50000                     D             60.00

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

    See (4)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

1.  Title of Security (Instr. 3)

    Common Stock

2.  Transaction Date (Month/Day/Year)

    10/31

3.  Transaction Code (Instr. 8)
    Code                       V
    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    10000                     D             60.1250

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

    See (4)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

1.  Title of Security (Instr. 3)

    Common Stock

2.  Transaction Date (Month/Day/Year)

    10/31

3.  Transaction Code (Instr. 8)
    Code                       V
    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    10000                     D             60.250

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

    See (4)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

1.  Title of Security (Instr. 3)

    Common Stock

2.  Transaction Date (Month/Day/Year)

    10/31

3.  Transaction Code (Instr. 8)
    Code                       V
    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    10000                     D             60.31250

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

    See (4)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

1.  Title of Security (Instr. 3)

    Common Stock

2.  Transaction Date (Month/Day/Year)

    10/31

3.  Transaction Code (Instr. 8)
    Code                       V
    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    10000                     D             62.1250

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

    See (4)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

1.  Title of Security (Instr. 3)

    Common Stock

2.  Transaction Date (Month/Day/Year)

    10/31

3.  Transaction Code (Instr. 8)
    Code                       V
    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    10000                     D             62.250

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

    See (4)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

1.  Title of Security (Instr. 3)

    Common Stock

2.  Transaction Date (Month/Day/Year)

    10/31

3.  Transaction Code (Instr. 8)
    Code                       V
    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    50000                     D             62.8750

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

    See (4)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

1.  Title of Security (Instr. 3)

    Common Stock

2.  Transaction Date (Month/Day/Year)

    10/31

3.  Transaction Code (Instr. 8)
    Code                       V
    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    25000                     D             63.00

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

    See (4)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

1.  Title of Security (Instr. 3)

    Common Stock

2.  Transaction Date (Month/Day/Year)

    10/31

3.  Transaction Code (Instr. 8)
    Code                       V
    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    25000                     D             63.06250

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

    See (4)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                                                  OMB APPROVAL

                                    OMB Number:                     3235-0287
                                    Expires:                December 31, 2001

                    UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
FORM 4
/  /  Check box if no longer
      subject to Section 16.  Form 4
      or Form 5 obligations may
      continue.  See Instruction 1(b)

            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                      Section 17(a) of the Public Utility
                 Holding Company Act of 1935 or Section 30(f)
                    of the Investment Company Act of 1940


1.  Name and Address of Reporting Person*

    GLAXO WELLCOME PLC
    (Last)                 (First)              (Middle)

    Glaxo Wellcome House, Berkeley Avenue
          (Street)

    Greenford, Middlesex, UB6 ONN, England
    (City)                 (State)                 (Zip)


2.  Issuer Name and Ticker or Trading Symbol

    Affymetrix, Inc. (AFFX)

3.  I.R.S. Identification Number of Reporting Person, if an entity
    (Voluntary)

    N/A

4.  Statement for Month/Year

    October 2000

5.  If Amendment, Date of Original (Month/Year)

    N/A

6.  Relationship of Reporting Person(s) to Issuer
    (Check all applicable)

          Director                        X  10% Owner
    -----                               -----
          Officer (give title below)          Other (specify below)
    -----                               -----


*If the Form is filled by more than one Reporting Person, see
 Instruction 4(b)(v).

7.  Individual or Joint/Group Filing (Check applicable line)
    X
    --------  Form filed by One Reporting Person

    --------  Form filed by more than one Reporting Person


           Table I     Non-Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned

1.  Title of Security (Instr. 3)

    Common Stock

2.  Transaction Date (Month/Day/Year)



3.  Transaction Code (Instr. 8)
    Code                       V



4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price



5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)

    6,962,134

6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)


    See (2)

1.  Title of Security (Instr. 3)

    Common Stock


2.  Transaction Date (Month/Day/Year)



3.  Transaction Code (Instr. 8)
    Code                       V



4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price



5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)

    2,514,458

6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

    See (3)

1.  Title of Security (Instr. 3)

    Common Stock


2.  Transaction Date (Month/Day/Year)



3.  Transaction Code (Instr. 8)
    Code                       V



4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price



5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)

    79,966


6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

    See (4)

1.  Title of Security (Instr. 3)

    Common Stock


2.  Transaction Date (Month/Day/Year)

    10/26/00

3.  Transaction Code (Instr. 8)
    Code                       V



4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    See Annex I

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)



7.  Nature of Indirect Beneficial Ownership (Instr. 4)

1.  Title of Security (Instr. 3)

    Common Stock


2.  Transaction Date (Month/Day/Year)

    10/27/00

3.  Transaction Code (Instr. 8)
    Code                       V



4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    See Annex I

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)



7.  Nature of Indirect Beneficial Ownership (Instr. 4)

1.  Title of Security (Instr. 3)

    Common Stock


2.  Transaction Date (Month/Day/Year)

    10/30/00

3.  Transaction Code (Instr. 8)
    Code                       V



4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    See Annex I

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)



7.  Nature of Indirect Beneficial Ownership (Instr. 4)

1.  Title of Security (Instr. 3)


    Common Stock


2.  Transaction Date (Month/Day/Year)

    10/31/00


3.  Transaction Code (Instr. 8)
    Code                       V

    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    See Annex I


5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)



7.  Nature of Indirect Beneficial Ownership (Instr. 4)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


           Table II -- Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned
                       (e.g., puts, calls, warrants, options,
                       convertible securities)

1.  Title of Derivative Security (Instr. 3)

    Option (right to buy)

2.  Conversion of Exercise Price of Derivative Securityr
    $.3375

3.  Transaction Date (Month/Day/Year)

4.  Transaction Code (Instr. 8)
    Code                       V


5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5)


6.  Date Exercisable and Expiration Date
    (Month/Day/Year)

    Date Exercisable

    See (7)

    Expiration Date

    1/16/01

7.  Title and Amount of Underlying Securities
    (Instr. 3 and 4)

    Title

    Common Stock

    Amount or Number of Shares

    53,333

8.  Price of Derivative Security (Instr. 5)


9.  Number of Derivative Securities Beneficially Owned at End of Month
    (Instr. 4)

    1


10. Ownership Form of Derivative Security:
    Direct (D) or Indirect (I) (Instr. 4)

    I

11. Nature of Indirect Beneficial Ownership
    (Instr. 4)

    See (6)

           Table II -- Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned
                       (e.g., puts, calls, warrants, options,
                       convertible securities)

1.  Title of Derivative Security (Instr. 3)

    Option (right to buy)

2.  Conversion or Exercise Price of Derivative Security

    $.3375

3.  Transaction Date (Month/Day/Year)

4.  Transaction Code (Instr. 8)
    Code                       V


5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5)


6.  Date Exercisable and Expiration Date
    (Month/Day/Year)

    Date Exercisable

    See (8)

    Expiration Date

    1/16/01

7.  Title Amount of Underlying Securities
    (Instr. 3 and 4)

    Title

    Common Stock

    Amount or Number of Shares

    53,333

8.  Price of Derivative Security (Instr. 5)


9.  Number of Derivative Securities Beneficially Owned at End of Month
    (Instr. 4)

    1


10. Ownership Form of Derivative Security:
    Direct (D) or Indirect (I) (Instr. 4)

    I

11. Nature of Indirect Beneficial Ownership
    (Instr. 4)

    See (6)

Explanation of Responses:

(1) As the ultimate parent company of Glaxo Wellcome Americas Inc. and as the parent company of Glaxo Group Limited, which is the parent company of Glaxo Venture Limited, which is the parent company of Affymax N.V., which is the parent company of Affymax Technologies N.V., the Reporting Person may be deemed, for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the "Act"), to be the beneficial owner of Common Stock held of record by Affymax N.V., Affymax Technologies N.V. and Glaxo Wellcome Americas Inc. and, therefore, may be deemed to be a "10 percent beneficial owner" for purposes of Section 16 of the Act.

(2) 6,692,214 shares are owned of record by Affymax N.V., which is a wholly-owned subsidiary of Glaxo Venture Limited, which is a wholly-owned subsidiary of Glaxo Group Limited, which is a wholly-owned subsidiary of the Reporting Person. 269,920 shares are owned of record by Affymax Technologies N.V., which is a wholly-owned subsidiary of Affymax N.V.

(3) These securities are owned of record by Glaxo Wellcome Americas, Inc., which is a wholly-owned subsidiary of Glaxo Wellcome Investments B.V., which is a wholly-owned subsidiary of Glaxo Wellcome International B.V., which is a wholly-owned subsidiary of Glaxo Wellcome Holdings Limited, of which Glaxo Group Limited owns 16.67% and Wellcome Limited Incorporated owns 83.33%. The Reporting Person is the direct parent company of both Glaxo Group Limited and Wellcome Limited Incorporated.

(4) These securities are held by Mr. Douglas M. Hurt, formerly a director of Affymetrix, Inc. designated by the Reporting Person, for the benefit of the Reporting Person.

(5) At the time of disposition, these shares were held of record by Affymax N.V., which is a wholly-owned subsidiary of Glaxo Venture Limited, which is a wholly-owned subsidiary of Glaxo Group Limited, which is a wholly-owned subsidiary of the Reporting Person.

(6) These securities are held by Dr. Barry C. Ross, formerly a director of Affymetrix, Inc. designated by the Reporting Person, for the benefit of the Reporting Person.

(7) One-quarter of these securities are exercisable on 11/30/96, 11/30/97, 11/30/98 and 11/30/99. Pursuant to the resignation of Dr. Barry C. Ross as a director of Affymetrix, Inc. effective as of 10/18/00, the option lapsed with respect to an additional 13,333 shares of Affymetrix Common Stock, in respect of which the option had not vested.

(8) One-quarter of these securities are exercisable on 12/20/96, 12/20/97, 12/20/98 and 12/20/99. Pursuant to the resignation of Dr. Barry C. Ross as a director of Affymetrix, Inc. effective as of 10/18/00, the option lapsed with respect to an additional 13,333 shares of Affymetrix Common Stock, in respect of which the option had not vested.

Pursuant to Rule 16a-1(a)(4) promulgated under the Securities Exchange Act of 1934, as amended, the Reporting Persons herein states that this filing shall not be deemed an admission that he or it is the beneficial owner of any of the securities covered by this Statement.

    GLAXO WELLCOME PLC                         November 9, 2000
                                             --------------------
                                                    Date
    By: /s/ S.J. Cowden
        -------------------------
        Name:  S.J. Cowden
        Title: Secretary

    **Signature of Reporting Person



*** Intentional misstatements or omissions of facts constitute
    Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

       Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                 ANNEX I

1.  Title of Security (Instr. 3)


    Common Stock


2.  Transaction Date (Month/Day/Year)

    10/26

3.  Transaction Code (Instr. 8)
    Code                       V

    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    25000              D                    61.8750

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

    See (5)

1.  Title of Security (Instr. 3)


    Common Stock


2.  Transaction Date (Month/Day/Year)

    10/26

3.  Transaction Code (Instr. 8)
    Code                       V

    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    35000              D                    62.00

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

    See (5)

1.  Title of Security (Instr. 3)


    Common Stock


2.  Transaction Date (Month/Day/Year)

    10/26

3.  Transaction Code (Instr. 8)
    Code                       V

    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    50000              D                    62.06250

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

    See (5)

1.  Title of Security (Instr. 3)


    Common Stock


2.  Transaction Date (Month/Day/Year)

    10/26

3.  Transaction Code (Instr. 8)
    Code                       V

    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    25000              D                    62.1250

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

    See (5)

1.  Title of Security (Instr. 3)


    Common Stock


2.  Transaction Date (Month/Day/Year)

    10/26

3.  Transaction Code (Instr. 8)
    Code                       V

    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    25000              D                    62.250

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

    See (5)

1.  Title of Security (Instr. 3)


    Common Stock


2.  Transaction Date (Month/Day/Year)

    10/26

3.  Transaction Code (Instr. 8)
    Code                       V

    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    50000             D                    62.50

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

    See (5)

1.  Title of Security (Instr. 3)


    Common Stock


2.  Transaction Date (Month/Day/Year)

    10/26

3.  Transaction Code (Instr. 8)
    Code                       V

    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    125000              D                   62.6250

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

    See (5)

1.  Title of Security (Instr. 3)


    Common Stock


2.  Transaction Date (Month/Day/Year)

    10/26

3.  Transaction Code (Instr. 8)
    Code                       V

    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    150000              D                   62.68750

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

    See (5)

1.  Title of Security (Instr. 3)


    Common Stock


2.  Transaction Date (Month/Day/Year)

    10/26

3.  Transaction Code (Instr. 8)
    Code                       V

    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    115000              D                    62.8750

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

    See (5)

1.  Title of Security (Instr. 3)


    Common Stock


2.  Transaction Date (Month/Day/Year)

    10/26

3.  Transaction Code (Instr. 8)
    Code                       V

    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    10000              D                    63.250

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

    See (5)

1.  Title of Security (Instr. 3)



    Common Stock


2.  Transaction Date (Month/Day/Year)

    10/26

3.  Transaction Code (Instr. 8)
    Code                       V

    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    25000              D                    63.68750

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

    See (5)

1.  Title of Security (Instr. 3)


    Common Stock


2.  Transaction Date (Month/Day/Year)

    10/26


3.  Transaction Code (Instr. 8)
    Code                       V

    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    25000              D                    63.8750

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

    See (5)

1.  Title of Security (Instr. 3)


    Common Stock


2.  Transaction Date (Month/Day/Year)

    10/26

3.  Transaction Code (Instr. 8)
    Code                       V

    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    10000              D                    64.250

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

    See (5)

1.  Title of Security (Instr. 3)


    Common Stock


2.  Transaction Date (Month/Day/Year)

    10/26

3.  Transaction Code (Instr. 8)
    Code                       V

    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    25000              D                    64.750

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

    See (5)

1.  Title of Security (Instr. 3)


    Common Stock


2.  Transaction Date (Month/Day/Year)

    10/26

3.  Transaction Code (Instr. 8)
    Code                       V

    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    60000              D                    65.50

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

    See (5)

1.  Title of Security (Instr. 3)


    Common Stock


2.  Transaction Date (Month/Day/Year)

    10/26

3.  Transaction Code (Instr. 8)
    Code                       V

    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    25000              D                    66.1250

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

    See (5)

1.  Title of Security (Instr. 3)


    Common Stock


2.  Transaction Date (Month/Day/Year)

    10/26

3.  Transaction Code (Instr. 8)
    Code                       V

    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    10000              D                    66.750

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

    See (5)

1.  Title of Security (Instr. 3)



    Common Stock


2.  Transaction Date (Month/Day/Year)

    10/26

3.  Transaction Code (Instr. 8)
    Code                       V

    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    10000              D                    67.50

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

    See (5)

1.  Title of Security (Instr. 3)


    Common Stock


2.  Transaction Date (Month/Day/Year)

    10/27

3.  Transaction Code (Instr. 8)
    Code                       V

    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    75000              D                    62.50

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

    See (5)

1.  Title of Security (Instr. 3)


    Common Stock


2.  Transaction Date (Month/Day/Year)

    10/27

3.  Transaction Code (Instr. 8)
    Code                       V

    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    25000              D                    62.750

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

    See (5)

1.  Title of Security (Instr. 3)


    Common Stock


2.  Transaction Date (Month/Day/Year)

    10/27

3.  Transaction Code (Instr. 8)
    Code                       V

    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    25000              D                    63.00

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

    See (5)

1.  Title of Security (Instr. 3)


    Common Stock


2.  Transaction Date (Month/Day/Year)

    10/30

3.  Transaction Code (Instr. 8)
    Code                       V

    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    30000              D                    60.93750

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

    See (5)

1.  Title of Security (Instr. 3)


    Common Stock


2.  Transaction Date (Month/Day/Year)

    10/30

3.  Transaction Code (Instr. 8)
    Code                       V

    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    25000              D                    61.750

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

    See (5)

1.  Title of Security (Instr. 3)


    Common Stock


2.  Transaction Date (Month/Day/Year)

    10/30

3.  Transaction Code (Instr. 8)
    Code                       V

    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    10000              D                    61.8750

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

    See (5)

1.  Title of Security (Instr. 3)


    Common Stock


2.  Transaction Date (Month/Day/Year)

    10/30

3.  Transaction Code (Instr. 8)
    Code                       V

    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    10000              D                    62.00

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

    See (5)

1.  Title of Security (Instr. 3)


    Common Stock


2.  Transaction Date (Month/Day/Year)

    10/30

3.  Transaction Code (Instr. 8)
    Code                       V

    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    20000              D                    62.1250

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

    See (5)

1.  Title of Security (Instr. 3)


    Common Stock


2.  Transaction Date (Month/Day/Year)

    10/30

3.  Transaction Code (Instr. 8)
    Code                       V

    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    10000              D                    62.250

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

    See (5)

1.  Title of Security (Instr. 3)


    Common Stock


2.  Transaction Date (Month/Day/Year)

    10/31

3.  Transaction Code (Instr. 8)
    Code                       V

    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    50000              D                    60.00

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

    See (5)

1.  Title of Security (Instr. 3)


    Common Stock


2.  Transaction Date (Month/Day/Year)

    10/31

3.  Transaction Code (Instr. 8)
    Code                       V

    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    10000              D                    60.1250

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

    See (5)

1.  Title of Security (Instr. 3)


    Common Stock


2.  Transaction Date (Month/Day/Year)

    10/31

3.  Transaction Code (Instr. 8)
    Code                       V

    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    10000              D                    60.250

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

    See (5)

1.  Title of Security (Instr. 3)


    Common Stock


2.  Transaction Date (Month/Day/Year)

    10/31

3.  Transaction Code (Instr. 8)
    Code                       V

    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    10000              D                    60.31250

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

    See (5)

1.  Title of Security (Instr. 3)


    Common Stock


2.  Transaction Date (Month/Day/Year)

    10/31

3.  Transaction Code (Instr. 8)
    Code                       V

    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    10000              D                    62.1250

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

    See (5)

1.  Title of Security (Instr. 3)


    Common Stock


2.  Transaction Date (Month/Day/Year)

    10/31

3.  Transaction Code (Instr. 8)
    Code                       V

    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    10000              D                    62.250

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

    See (5)

1.  Title of Security (Instr. 3)


    Common Stock


2.  Transaction Date (Month/Day/Year)

    10/31

3.  Transaction Code (Instr. 8)
    Code                       V

    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    50000              D                    62.8750

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

    See (5)

1.  Title of Security (Instr. 3)


    Common Stock


2.  Transaction Date (Month/Day/Year)

    10/31

3.  Transaction Code (Instr. 8)
    Code                       V

    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    25000              D                    63.00

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

    See (5)

1.  Title of Security (Instr. 3)


    Common Stock


2.  Transaction Date (Month/Day/Year)

    10/31

3.  Transaction Code (Instr. 8)
    Code                       V

    S

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
    Amount            (A) or (D)            Price

    25000              D                    63.06250

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

    See (5)